                                                                    Exhibit 99.8

     Prospectus Supplement

                                  Interests in

                              CORTLAND SAVINGS BANK
                               401(k) Savings Plan
                             in RSI Retirement Trust
                                       and
                       Offering of Up to 222,350 Shares of

                       FIRST NIAGARA FINANCIAL GROUP, INC.
                                  Common Stock

     In connection with the conversion of First Niagara Financial Group, MHC, First Niagara Financial Group, Inc. is allowing participants in the Cortland Savings Bank 401(k) Savings Plan in RSI Retirement Trust (the "Plan") to invest all or a portion of their accounts in the common stock of First Niagara Financial Group, Inc. Based upon the value of the Plan assets as of June 30, 2002, the trustee of the Plan could purchase up to 222,350 shares of the common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trust of the Plan to invest all or a portion of their Plan accounts in the First Niagara Financial Group, Inc. stock fund (the "Employer Stock Fund") at the time of the conversion.

     The prospectus of First Niagara Financial Group, Inc., dated November [ ], 2002, which is attached to this prospectus supplement, includes detailed information regarding the offering and the financial condition, results of operations and business of First Niagara Financial Group, Inc. You should read this prospectus supplement, which provides information with respect to the Plan, together with the prospectus.

                        --------------------------------

     For a discussion of risks that you should consider before making an investment decision, see "Risk Factors" beginning on page __ of the prospectus.

     The interests in the Plan and the offering of the common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other Federal or state agency. Any representation to the contrary is a criminal offense.

     The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other Government agency.

     This prospectus supplement may be used only in connection with offers and sales by First Niagara Financial Group, Inc. of interests or shares of common stock pursuant to the Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the Plan.

     You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither First Niagara Financial Group, Inc. nor the Plan have authorized anyone to provide you with information that is different.

     This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of First Niagara Financial Group, Inc., any of its subsidiaries or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

     The date of this prospectus supplement is ________[ ], 2002.

                                TABLE OF CONTENTS

THE OFFERING ........................................................................     i
 Securities Offered .................................................................     i
 Election to Purchase Common Stock in the Offering: Priorities ......................     i
 Value of the Plan Assets ...........................................................    ii
 Method of Directing Transfer .......................................................    ii
 Time for Directing Transfer ........................................................   iii
 Irrevocability of Transfer Direction ...............................................   iii
 Direction to Purchase Common Stock after the Offering ..............................   iii
 Purchase Price of Common Stock .....................................................   iii
 Nature of a Participant's Interest in the Common Stock .............................    iv
 Voting Rights of Common Stock ......................................................    iv
DESCRIPTION OF THE PLAN .............................................................     1
 Introduction .......................................................................     1
 Eligibility and Participation ......................................................     1
 Contributions Under the Plan .......................................................     2
 Benefits under the Plan ............................................................     2
 Investment of Contributions ........................................................     2
 Performance History ................................................................     5
 Investment in Common Stock of First Niagara Financial Group, Inc. ..................     5
 Withdrawals and Distributions from the Plan ........................................     6
 Administration of the Plan .........................................................     7
 The Trustee ........................................................................     7
 Plan Administrator .................................................................     7
 Reports to Plan Participants .......................................................     8
 Amendment and Termination ..........................................................     8
 Merger, Consolidation or Transfer ..................................................     8
 Federal Income Tax Consequences ....................................................     8
 Additional Employee Retirement Income Security Act ("ERISA") Considerations ........    10
 Securities and Exchange Commission Reporting and Short-Swing Profit Liability ......    10
 Financial Information Regarding Plan Assets ........................................    11
LEGAL OPINION .......................................................................    11
Statement of Net Assets Available for Plan Benefits .................................    12
Statement of Changes In Net Assets Available For Plan Benefits ......................    13

                                  THE OFFERING

Securities Offered       First Niagara Financial Group, Inc. is offering
                         participation interests in the Cortland Savings Bank
                         401(k) Savings Plan in RSI Retirement Trust (the
                         "Plan"). The participation interests represent indirect ownership of First Niagara Financial Group, Inc.'s common stock through the Plan. Assuming a purchase price of $10.00 per share, the Plan may acquire up to 223,350 of First Niagara Financial Group, Inc. common stock in the offering. Your investment in the common stock of First Niagara Financial Group, Inc. through the Plan in the offering is subject to the priorities listed below. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of First Niagara Financial
                         Group, Inc. is contained in the attached prospectus.
                         The address of the principal executive office of First
                         Niagara Financial Group, Inc. is 6950 South Transit
                         Road, P.O. Box 514, Lockport, New York 14095-0514.

Election to Purchase     In connection with the conversion and stock offering,
Common Stock in the      you may elect to transfer, in increments of $10.00, all
Offering: Priorities     or part of your account balances in the Plan to the
                         Employer Stock Fund, to be used to purchase common stock issued in the offering. The trustee of the Employer Stock Fund will purchase common stock in accordance with your directions. However, such directions are subject to purchase priorities in the plan of conversion of First Niagara Financial Group, MHC.

                         The shares of common stock are being offered in a subscription offering and community offering. In the subscription offering, the purchase priorities are as follows:

                              (1) Depositors of First Niagara Bank with $50 or more as of June 30, 2001, get first priority.
                              (2) First Niagara Financial Group's tax-qualified plans, including the employee stock ownership plan and 401(k) plans get second priority.
                              (3) Depositors of First Niagara Bank with $50 or more on deposit as of September 30, 2002, get third priority.
                              (4)  Depositors of First Niagara Bank as of
                                   November __, 2002, get fourth priority.

                         Depositors of Cortland Savings Bank and Cayuga Bank prior to the merger into First Niagara Bank will be treated as having a deposit account at First Niagara Bank at the dates such accounts were originally opened. To the extent you fall into one of these categories, you may use funds in your Plan account to pay for the common stock you want to acquire in the stock offering, at $10.00 per share. If you elect to transfer a dollar amount from a particular fund and, at the time that the transfer is made, you do not have a sufficient dollar amount in that fund to process your entire election due to market fluctuation, the trustee will withdraw up to 100% of your balance in that fund (rounded down to the nearest $10 increment) and apply only the amount withdrawn to the purchase of stock for your account.

                         No later than the closing date of the subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of common stock in the offering will be removed from your existing accounts and transferred to an interest-bearing account, pending the closing of the offering. At the close of the offering, and subject to a determination of whether all or any portion of your order may be filled (based on your purchase priority and whether the offering is oversubscribed), all or a portion of the amount that you have transferred to purchase stock in the offering will be applied to the common stock purchase. Common stock so purchased will be placed in the Employer Stock Fund and allocated to your Plan account.

                         In the event the offering is oversubscribed, i.e., there are more orders for common stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that cannot be invested in common stock and any interest your account earned pending investment will be reinvested in the investment funds of the Plan in accordance with your existing allocation percentages.

                         If you fail to direct the investment of your account balances towards the purchase of any shares in the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

Value of the Plan        As of June 30, 2002, the market value of the assets
Assets                   of the Plan was approximately $2,223,508. The Plan
                         administrator informed each participant of the value of his or her account balance under the Plan as of June
                         30, 2002.

Method of Directing      You will receive a special election form, referred to
Transfer                 as the Special One-Time Election Form, on which you can
                         elect to transfer all or a portion of your account balance in the Plan to the Employer Stock Fund for the purchase of stock in the offering. If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering, you should indicate that decision on the Special One-Time Election Form. If you do not wish to purchase First Niagara Financial Group, Inc. common stock in the offering through the Plan, you need not complete the Special One-Time Election Form.

Time for Directing       If you wish to purchase common stock of First Niagara
Transfer                 Financial Group, Inc. with your Plan account balances,
                         your Special One-Time Election Form must be received by Julie LaForest, a representative of the Plan
                         Administrator, at the principal office of First Niagara
                         Financial Group, Inc., 6950 South Transit Road, P.O.
                         Box 514, Lockport, New York 14095-0514, no later than
                         __________ p.m. on ______________ __, 2002.

Irrevocability of        You may not revoke your special one-time election to
Transfer Direction       transfer amounts credited to your account in the Plan
                         to the Employer Stock Fund for the purchase of stock in the offering. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering amongst all of the other investment funds in accordance with existing procedures.

Direction to Purchase    Whether you choose to purchase stock in the offering,
Common Stock             or attempt to purchase stock in the offering but are
after the Offering       unable to do so because the offering is oversubscribed,
                         you will also be able to purchase stock after the offering through your investment in the Employer Stock
                         Fund. After the offering, you may direct that a certain percentage of your account balance in the Plan be transferred to the Employer Stock Fund and invested in common stock, or to the other investment funds available under the Plan. After the offering, the trustee of the Plan will acquire common stock in open market transactions at the prevailing price. After the offering, you may change your investment allocation at any time in accordance with existing procedures.
                         Special restrictions may apply to transfers directed to and from the Employer Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of First
                         Niagara Financial Group, Inc.

Purchase Price of        The trustee will use the funds transferred to the
Common Stock             Employer Stock Fund to purchase common stock in the
                         offering, subject to your ability to purchase shares in accordance with the priorities listed on page i of this prospectus supplement and, except in the event of an oversubscription, as discussed above. The trustee will pay $10.00 per share, which will be the same price paid by all other persons in the offering. No sales commission will be charged for shares purchased in the offering.

                         After the offering, the trustee will acquire common stock in open market transactions at the prevailing price. The trustee will pay transaction fees, if any, associated with the purchase, sale or transfer of the common stock after the offering.

Nature of a              The trustee will hold the common stock, in trust, for
Participant's Interest   the participants of the Plan. Shares of common stock
in the Common Stock      acquired by the trustee at your direction will be
                         allocated to your account. Therefore, investment decisions of other participants should not affect the earnings allocated to your account.

Voting Rights of Common  The Plan provides that you may direct the trustee as to
Stock how the trustee should vote any shares of First Niagara Financial Group, Inc. common stock held by the Employer Stock Fund and credited to your account. Shares for which no voting instruction are provided will be voted in the same percentages as those for which voting instructions are received. However, if you affirmatively elect to abstain from a vote and the voting authorization form that you return to the trustee indicates that you abstain from voting on a matter, the trustee will not vote your shares on that matter.

                             DESCRIPTION OF THE PLAN

Introduction

       Cortland Savings Bank adopted the Cortland Savings Bank 401(k) Savings Plan in Retirement System for Savings Institutions (the "Prior Plan") effective June 1, 1986. The Prior Plan was amended and restated in its entirety effective as of January 1, 1987. The Plan was again amended and restated, effective as of January 1, 1997. The amended and restated plan is known as the Cortland Savings Bank 401(k) Savings Plan in RSI Retirement Trust as Amended and Restated effective January 1, 1997, Including Provisions Effective Through January 1, 2001 (the "Plan"). The Plan has been frozen, effective December 31, 2000. As of such date, an eligible employee or participant is no longer permitted to commence or recommence participation in the Plan and establish a compensation reduction agreement. In addition, all future before-tax contributions, matching contributions, rollover contributions and special contributions have ceased as of that date.

       The Plan constitutes a profit sharing plan within the meaning of section 401(a) of the Internal Revenue Code ("Code") and incorporates a cash or deferred feature under section 401(k) of the Code.

       The Plan, in operation, is intended to comply with the requirements under the Internal Revenue Code and the Employee Retirement Income Security Act ("ERISA"). As a plan subject to ERISA, Federal law provides you with various rights and protections as a plan participant. However, your benefits under the Plan are not guaranteed and are not required to be guaranteed by the Pension Benefit Guaranty Corporation.

       Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. First Niagara Financial Group, Inc. qualifies these summaries in their entirety by the full text of the Plan, which shall have priority. You may obtain copies of the Plan document by sending a request to the Plan administrator of Cortland Savings Bank 401(k) Savings Plan in RSI Retirement Trust, First Niagara Financial Group, Inc., 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514. You should carefully read the full text of the Plan document and your summary plan description to understand your rights and obligations under the Plan.

Eligibility and Participation

       Prior to December 31, 2000, you were eligible to become a participant in the Plan upon completion of a period of service of one year, provided you had reached age 21 at such time and were a salaried employee. Any employee who was a participant in the Prior Plan immediately prior to the Plan's restatement date continued to be a participant on the restatement date. No employee became an eligible employee and no eligible employee became a participant in the Plan on or after December 31, 2000.

       As of June 30, 2002, approximately 52 persons continued to have account balances in the Plan and were participants in the Plan.

Contributions Under the Plan

       On and after December 31, 2000, no further contributions have been made under the Plan.

Benefits under the Plan

       At all times, you have a fully vested, nonforfeitable interest in your before-tax contribution account and your rollover contribution account. You become fully vested in your employer matching contribution account upon the earlier of your (i) normal retirement age or (ii) termination of employment by reason of death, disability or reaching your retirement date. If you are not fully vested under the preceding sentence, you become vested in your employer matching contribution account in accordance with the following schedule:

       Period of Service                            Vested Percentage
       -----------------                            -----------------
       Less than 1 year                                      0%
       1 year but less than 2 years                         20%
       2 years but less than 3 years                        40%
       3 years but less than 4 years                        60%
       4 years but less than 5 years                        80%
       5 or more years                                     100%

       For purposes of determining your vested percentage of your employer matching contribution account, all periods of service will be included except periods of service prior to your attainment of age 18.

Investment of Contributions

       All amounts credited to your accounts under the Plan are held in trust. RSI Retirement Trust has been appointed by the Board of Directors of First Niagara Financial Group, Inc. to administer the trust.

       As of June 30, 2002, the Plan offers the following investment choices for your accounts under the Plan:

       1. Core Equity Fund.
       2. Emerging Growth Equity Fund.
       3. International Equity Fund.
       4. Value Equity Fund.
       5. Intermediate Term Fund.
       6. Actively Managed Bond Fund.
       7. Short-Term Investment Fund.

       The Plan has been amended to permit you to invest in common stock of First Niagara Financial Group, Inc. by the Employer Stock Fund.

The following is a description of each of the Plan's investment funds:

       RSI Retirement Trust Core Equity Fund. This fund seeks capital appreciation over the long term by investing in stocks of a broadly diversified group of high-quality, medium-to-large sized companies with attractive earnings potential and valuations. The fund is appropriate for investors with a long-term investment horizon. Stocks require a long investment period because their higher historical returns relative to other types of investments have been accompanied by greater price fluctuations. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

       RSI Retirement Trust Emerging Growth Equity Fund. This fund seeks capital appreciation by investing in quality growth stocks of small, relatively new companies that demonstrate higher than average potential for earnings growth. The fund is appropriate for investors with a long-term investment horizon who are willing to accept greater short-term changes in value for the potential of a higher long-term return. Small company equities require a longer investment period because their higher historical returns relative to equities of larger companies have been accompanied by greater price fluctuations. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

       RSI Retirement Trust International Equity Fund. This fund seeks capital appreciation by investing primarily in stocks of companies that are headquartered in foreign countries. The fund is appropriate for investors with a long-term investment horizon. There are special risks associated with an investment in this fund, including fluctuations on exchange rates and political uncertainty. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

       RSI Retirement Trust Value Equity Fund. The fund seeks capital appreciation over the long term by investing in stocks of a broadly diversified group of financially strong, medium-to-large companies with below market price-to-earnings ratios. The fund is appropriate for investors with a long-term investment horizon. Stocks require a long investment period because their higher historical returns relative to other types of investments have been accompanied by greater price fluctuations.

       Intermediate-Term Bond Fund. This fund seeks to achieve its objective by realizing a high level of current income, with consideration also given to safety of principal through investment in fixed-income securities either maturing within ten years or having an expected average life of under ten years. The fund is managed within an average portfolio maturity between 2 1/2 to 5 years and an average modified duration between 2 1/2 to 4 years. Investment emphasis is placed upon securing a stable rate of return through investment in a diversified portfolio of debt securities. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

       RSI Retirement Trust Actively Managed Bond Fund. This fund seeks principal appreciation and income return over time by investing in high-quality fixed income securities. The fund is appropriate for investors whose goals include greater stability of principal or higher current income than can be expected from investing only in common stocks. Historically, the price of bonds has fluctuated less than the price of common stocks. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

       Short-Term Investment Fund. This fund purchases only instruments which are callable on demand or with a remaining maturity of one year or less, except debt obligations issued or guaranteed by the United States Government or its agencies or instrumentalities, which may have a remaining maturity of up to 2 years. The fund will maintain a dollar weighted average portfolio maturity of twelve months or less. The fund may invest in obligations issued by or guaranteed by the United States Government, its agencies or instrumentalities, bank obligations issued by United States banks and foreign banks, commercial paper and master demand notes issued by U.S. corporations, and bonds, debentures or notes issued by U.S. corporations. The fund may invest up to 10% of its total assets in securities of foreign issuers. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

       You may elect to have past contributions and earnings invested among the funds listed above. You may change your investment directions at any time. Changes in investment directions or transfers of existing investment account balances from one fund to another may be made through the Internet via www.rsgroup.com. or by telephone through the Retirement System Group Information Center, as more fully discussed in your Summary Plan Description for the Plan. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a notice at least ten days prior to the effective date of such change or by telephone or other electronic medium.

Performance History

The following table provides performance data with respect to the investment funds available under the Plan:

                                            Net Investment Performance Results for Periods Ended June 30, 2002/1/
                                                                   Annualized
                                          --------------------------------------------------------     Inception    Investment
                                  Qtr.     1 Year      3 years    5 years    10 years    15 years         Date      Objective
                                  ----     ------      -------    -------    --------    --------         ----      ---------
Investment Options

Core Equity Fund .............    16.96%   -22.28%     -13.11%      0.39%      9.79%      9.08%        12/31/1982    Growth

Emerging Growth Equity Fund ..   -18.60%   -29.03%      -5.24%     -0.60%     11.78%      9.35%        12/31/1982    Growth

International Equity Fund ....    -2.49%    -9.80%      -4.74%     -1.70%      4.99%      3.83%        05/01/1984    Growth

                                                                                                                     Growth &
Value Equity Fund ............   -11.09%   -13.11%      -0.87%      8.20%     13.11%                     12/31/82    Income

                                                                                                                     Income &
Intermediate-Term Fund .......     4.62%     9.89%       8.54%      7.95%      7.41%      8.00%        12/31/1982    Growth

Actively Managed Bond Fund ...     2.31%     5.97%       6.72%      6.25%      6.01%      7.16%        12/31/1982    Income

                                                                                                                     Cap.
Short-Term Investment Fund ...     0.73%     2.30%       4.46%      4.58%      4.26%      5.17%        12/31/1982    Preservation

/1/ The performance results are net of management fees and all related investment expenses.

Investment in Common Stock of First Niagara Financial Group, Inc.

       In connection with the second-step conversion of First Niagara Financial Group, Inc., the Plan now offers the Employer Stock Fund as an additional choice to these investment options. The Employer Stock Fund invests primarily in the common stock of First Niagara Financial Group, Inc., the holding company of Cortland Savings Bank. In connection with the conversion, you may direct the trustee to invest up to 100% of your Plan account in the Employer Stock Fund as a one-time special election. Subsequent to the conversion, you may also elect to transfer into the Employer Stock Fund all or a portion of your accounts currently invested in other funds under the Plan.

       After the conversion, the trustee of the Plan will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on the common stock held in the fund, to purchase additional shares of common stock of First Niagara Financial Group, Inc.

       Performance of the Employer Stock Fund depends on a number of factors, including the financial condition and profitability of First Niagara Financial Group, Inc. and market conditions for First Niagara Financial Group, Inc. common stock.

       Investments in the Employer Stock Fund involve special risks common to investments in the common stock of First Niagara Financial Group, Inc. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

   For a discussion of material risks, you should consider see "Risk Factors"
                beginning on page __ of the attached prospectus.

Withdrawals and Distributions from the Plan

       Federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to your termination of employment with First Niagara Financial Group, Inc. or its subsidiary. A Federal tax penalty equal to 10% of the withdrawal, over and above the normal Federal and state income tax, may also be imposed on withdrawals made prior to your attainment of age 59 1/2, regardless of whether the withdrawals occur during your employment with First Niagara Financial Group, Inc. or its subsidiary or after termination of employment.

       Non-Hardship Withdrawals. Once you have attained age 59 1/2 you may withdraw all or a portion of the net value of your before-tax contribution account upon 10 days prior written notice. Commencing January 1, 1999, upon 10 days written notice, you or any other employee who solely maintains a rollover contribution account and who has attained age 59 1/2 may withdraw all or any portion of your accounts in the following order of priority:

       (i)     your before-tax contribution account;
       (ii)    your rollover contribution account; and
       (iii)   your matching employer contribution account.

       Non-hardship withdrawals may not be made more frequently than twice a year. Withdrawals may be made from these accounts subject to priorities set forth in the Plan.

       Hardship Distributions. In case of financial hardship (as defined in the Plan) you may apply in writing for a hardship distribution. Hardship distributions may be made not more than twice a year by a distribution of all or a portion of your (i) before-tax contributions, (ii) earnings on before-tax contributions which accrued prior to January 1, 1989, and (iii) vested interest in the net value of your matching contribution account. Commencing January 1, 1999, hardship distributions may also be made by a distribution of all or a portion of the net value of your rollover contribution account. You may not receive a hardship distribution until you have withdrawn the maximum amount of non-hardship distribution for which you are eligible.

       Distribution Upon Normal or Postponed Retirement. Upon your normal or postponed retirement (as defined under the Plan) and if the value of your Plan account is $5,000 or less, your benefits will be paid to you in the form of a single cash payment following your termination of employment. If you also have amounts invested in the Employer Stock Fund, such benefits may also be paid to you in cash and/or in common stock of First Niagara Financial Group, Inc. If your Plan accounts exceed $5,000, you may elect to receive your benefits in a single lump sum or in installments. You may decide the duration of your payment period, up to a maximum of 20 years, provided the payment period selected does not exceed your life expectancy or that of you and your beneficiary. If you fail to elect, your benefit will be distributed in a lump sum. Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account if eligible for rollover.

       Distribution Upon Early Retirement or Disability. In the event of termination of service due to early retirement or disability, your benefits will be paid to you at the time you would have reached your normal retirement date, in the forms available to you at that time (as discussed above). Alternatively, you may also elect to receive your benefit payment as soon as administratively possible, in either a lump sum payment, or over a period of up to 20 years. You may also rollover your account to an individual retirement account or another qualified plan.

       Distribution Upon Termination for Reasons Other than Retirement or Disability. In the event of termination of service for reasons other than retirement or disability, your benefits will be paid in the standard forms of payment unless you elect one of the available optional forms of payment. Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account if it is eligible for rollover distribution.

       Distribution Upon Death. If you die before receiving the value of your Plan account, your benefits will be paid to your surviving spouse or properly designated beneficiary.

       Distributions from the Employer Stock Fund. Distributions from the Employer Stock Fund will be made in cash unless you elect to receive your distribution wholly or partially in shares.

Administration of the Plan

The Trustee

       The trustee of the Plan is RSI Retirement Trust, however, the shares of First Niagara Financial Group, Inc. will be held by RS Group Trust Co. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator. The trustee is responsible for investment of the assets of the trust.

Plan Administrator

       The Plan is administered by the Plan administrator. First Niagara Financial Group, Inc. is the Plan administrator and has designated Kathleen P. Monti, Executive Vice President and Chief Administrative Officer, to supervise its responsibilities as such. The address and telephone number of the Plan administrator is c/o First Niagara Financial Group, Inc., Attention: Kathleen P. Monti, Executive Vice President and Chief Administrative Officer, 6950 South Transit Road, Lockport, New York 14095-0514, telephone number (716) 625-7500. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others. First Niagara Financial Group, Inc. has contracted with RSI Retirement Trust to act as recordkeeper and third-party administrator of the Plan.

Reports to Plan Participants

       The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

Amendment and Termination

       First Niagara Financial Group, Inc. may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your account. First Niagara Financial Group, Inc. reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries.

Merger, Consolidation or Transfer

       In the event of the merger or consolidation of the Plan with another Plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated. First Niagara Financial Group, Inc. intends to merge this Plan with the First Niagara Financial Group 401(k) Plan following the receipt of a favorable determination letter on the restatement of the First Niagara Financial Group 401(k) Plan. First Niagara Financial Group, Inc. anticipates that the merger of the two plans will occur early in 2003.

Federal Income Tax Consequences

       The following is a brief summary of the material Federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material Federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the Federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

       As a "tax-qualified retirement plan," the Internal Revenue Code affords the Plan special tax treatment, including:

       (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

       (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

       (3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

       Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age
59 1/2; and consists of the balance credited to participants under the Plan and all other profit sharing plans, if any, maintained by First Niagara Financial Group, Inc The portion of any lump-sum distribution required to be included in your taxable income for Federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by First Niagara Financial Group, Inc., which is included in the distribution.

       First Niagara Financial Group, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes First Niagara Financial Group, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to First Niagara Financial Group, Inc. common stock; that is, the excess of the value of First Niagara Financial Group, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of First Niagara Financial Group, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of First Niagara Financial Group, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of First Niagara Financial Group, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of First Niagara Financial Group, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of First Niagara Financial Group, Inc. common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

       Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Additional Employee Retirement Income Security Act ("ERISA") Considerations

       As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan's assets by participants and beneficiaries. The Plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as the Plan administrator or the Plan's trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

       Because you will be entitled to invest all or a portion of your account balance in the Plan in First Niagara Financial Group, Inc. common stock, the regulations under section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with Federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

       Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as First Niagara Financial Group, Inc.
Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of First Niagara Financial Group, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 2 business days after the date on which a transactions is executed, or annually on a Form 5 within 45 days after the close of First Niagara Financial Group, Inc.'s fiscal year. Discretionary transactions in connection with employee benefit plans, such as intra-plan transfers of previously invested assets or a cash-out from such a plan are excepted from this requirement, but only if the insider does not determine the date of the transaction. If the exception applies, discretionary transactions must be reported on a Form 4 filed within two business days from the date the reporting person receives notice of the transaction, so long as the notification date is not later than the third business day following the transaction. Transactions under tax-qualified plans, other than discretionary transactions remain exempt from Section 16(a) reporting.

       In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by First Niagara Financial Group, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of First Niagara Financial Group, Inc.'s common stock resulting from non-exempt purchases and sales of First Niagara Financial Group, Inc. common stock within any six-month period.

       The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

       Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

       Financial information representing a statement of net assets available for Plan benefits and statement of changes in net assets available for Plan benefits and at __________ __, 200_, are attached to this prospectus supplement.

                                  LEGAL OPINION

       The validity of the issuance of the common stock will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to First Niagara Financial Group, Inc. in connection with First Niagara Financial Group, Inc.'s stock offering.

                              Cortland Savings Bank
                               401(k) Savings Plan

               Statement of Net Assets Available for Plan Benefits


                                             December 31, 2001
                                             -----------------

                                        Beginning            End
                                         of Year           of Year
Assets
------

Investments                             $3,092,789        $2,510,084

Liabilities                             $        0        $        0
                                        ----------        ----------

Net Assets Available for
  Plan Benefits                         $3,092,789        $2,510,084

                              Cortland Savings Bank
                               401(k) Savings Plan

         Statement of Changes In Net Assets Available For Plan Benefits

                                              December 31, 2001
                                              -----------------

Investment Income                                 $

Investment Expense                                $


Net Investment Income                             $  (192,048)

Contributions                                     $
                                                  -----------

         Total Additions                          $  (192,048)

Benefits paid:
Withdrawals                                       $  (390,657)
                                                  -----------

         Increase in Net Assets                   $  (582,705)

Net Assets Available for Plan
  Benefits: Beginning of Year                     $ 3,092,789
                                                  -----------

         End of Year                              $ 2,510,084